EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact: Nathan Strauss
New York, N.Y. 10022	nathan.strauss@tiffany.com
+1 (646) 428-5941

TIFFANY PLANS A TRANSFORMATION OF ITS NEW YORK FLAGSHIP STORE
August 14, 2018 (New York, NY)-Tiffany & Co. announced today that it plans to begin a complete renovation of its renowned New York City flagship store in spring 2019. The 10-story architectural icon at 57th Street and 5th Avenue, owned by the Company, has served as the cornerstone of Manhattan’s most fashionable shopping district since its opening in 1940.

“We are extremely excited about the opportunity to transform our iconic New York flagship store and create a dramatic new experience for customers,” said Alessandro Bogliolo, chief executive officer, Tiffany & Co. “Innovation will remain at the forefront of Tiffany’s plans for 727 Fifth Avenue, and the newly reimagined flagship will serve as the modern crown jewel of our global store network.”

To minimize any disruption during the renovation, Tiffany has arranged to temporarily expand its retail space to the adjacent 6 East 57th Street.

With an anticipated completion in the fourth quarter of 2021, investment in this project is expected to increase the Company’s capital expenditures as a percentage of worldwide net sales by 1-2% each year for the three fiscal years beginning February 1, 2019.

Historically, the location of Tiffany’s New York City flagship store followed the path of the city’s growth, beginning with founder Charles Lewis Tiffany’s first emporium at 259 Broadway, which opened in 1837. He subsequently moved his store to 271 Broadway (1847), 550 Broadway (1853) and Union Square and 15th Street (1870). Three years after his death in 1902, the store moved to Fifth Avenue and 37th Street; and in 1940, Tiffany’s current location opened at 727 Fifth Avenue. At its opening, Tiffany’s Fifth Avenue flagship was one of the most architecturally advanced mercantile buildings of its type, boasting first of its kind central air-conditioning, along with the main floor free of columns, its 24-foot ceiling entirely supported by trusses. The expansive main floor has also served as a set for such films as Breakfast at Tiffany’s, Sleepless in Seattle and Sweet Home Alabama.

As Tiffany embarks on the renovation of its flagship store and sets out to redefine the modern luxury retail experience, it expects to remain open for business throughout, utilizing the temporary space at 6 East 57th Street.

About Tiffany & Co.
In 1837 Charles Lewis Tiffany founded his company in New York City where his store was soon acclaimed as the palace of jewels for its exceptional gemstones. Since then TIFFANY & CO. has become synonymous with elegance, innovative design, fine craftsmanship and creative excellence. During the 20th century fame thrived worldwide with store network expansion and continuous cultural relevance, as exemplified by Truman Capote’s Breakfast at Tiffany’s.

Today, with more than 13,000 employees, TIFFANY & CO. and its subsidiaries design, manufacture and market jewelry, watches and luxury accessories - including more than 5,000 skilled artisans who cut diamonds and craft jewelry in the Company’s workshops, realizing its commitment to superlative quality.

The Company operates more than 300 TIFFANY & CO. retail stores worldwide as part of its omni-channel approach. To learn more about TIFFANY & CO. as well as its commitment to sustainability, please visit tiffany.com.

Tiffany, T&CO., and Tiffany & Co. are trademarks of Tiffany and Company and its affiliates.

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@tiffanyandco #Tiffany #TiffanyAndCo

Forward-Looking Statements:
Statements contained in this document that are not statements of historical fact, including those that refer to plans, assumptions and expectations for future periods, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements that can be identified by the use of words such as ‘expects,’ ‘anticipated,’ ‘plans,’ ‘remains,’ ‘may,’

‘will’ and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements Tiffany & Co. makes regarding its plans, expectations, beliefs and objectives with respect to the renovation of its New York City flagship store, including the timing and cost thereof; the temporary expansion of its retail operations to 6 East 57th Street, and any plans related thereto and Tiffany & Co.’s strategy and initiatives and the pace of execution thereon.

These forward-looking statements are based upon the current plans and expectations of management, speak only as of the date on which they are made, and are subject to a number of risks and uncertainties, many of which are outside of Tiffany & Co.’s control. Actual results could therefore differ materially from the planned or expected results expressed in, or implied by, these forward-looking statements. While Tiffany & Co. cannot predict all of the factors that could form the basis of such differences, key factors include, but are not limited to: Tiffany & Co.’s receipt of any required approvals to the aforementioned renovation and expansion as well as the timing of such approvals; changes in the cost and timing estimates associated with the aforementioned renovation and expansion; delays caused by third parties involved in the aforementioned renovation and expansion; any casualty, damage or destruction to Tiffany & Co.’s flagship store or 6 East 57th Street; global or local macroeconomic and geopolitical developments; violence (including terrorist activities); political activities or events; weather conditions; and disruptions, trends or events generally impacting Tiffany & Co.’s business, finances, liquidity, financial results and/or operations.

Additional information about potential risks and uncertainties that could affect Tiffany & Co.’s business, finances, liquidity, financial results and/or operations is included under “Risk Factors” and in “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Tiffany & Co.’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018 and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Tiffany & Co.’s most recent quarterly report on Form 10-Q. Readers of this document should consider the risks, uncertainties and factors outlined above and in the Form 10-K and Form 10-Q in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. Tiffany & Co. undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law or regulation.

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